Pricing Supplement dated June 15, 2023 to the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022

$80,000,000 iPath® Series B Carbon ETN*

This pricing supplement relates to the iPath® Series B Carbon Exchange-Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. The return of the ETNs is linked to the performance of the Barclays Global Carbon II TR USD Index (the “Index”). The Index has the objective of providing exposure to the price of carbon as measured by the return of futures contracts on carbon emissions credits from one of the world’s major emissions-related mechanisms. The components currently included in the Index are futures contracts that trade on the ICE Endex Energy exchange (“ICE”), with the Index currently being heavily weighted toward futures contracts on carbon emission credits in the European Union. The ETNs do not guarantee any return of principal at or prior to maturity and do not pay any interest during their term. Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index less an investor fee.

You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs. Any payment on the ETNs at or prior to maturity, including any repayment of principal, is not guaranteed by any third party and is subject to both the creditworthiness of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the ETNs. See “Consent to U.K. Bail-in Power” and “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO CARBON EMISSIONS CREDITS OR THEIR SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF CARBON EMISSIONS CREDITS. In addition, the nature of the futures market for carbon emissions credits has historically resulted in a cost to maintain a rolling position in the futures contracts underlying the Index. As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period. The price of carbon emissions credits will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance. In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held. For more information, see “Risk Factors” beginning on page PS-13 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in carbon emissions credits as an asset class generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

If we were to price the ETNs for initial sale to the public as of the inception date, our hypothetical estimated value of the ETNs at the time of such initial pricing would be $50.00 per ETN. See “Risk Factors” beginning on page PS-13 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $10. The principal amount was $50 per ETN from, and including, the inception date to, but excluding, June 4, 2021, the effective date of the 5 for 1 split of the ETNs.

Inception and Issue Dates: The ETNs were first sold on September 9, 2019 (the “inception date”) and first issued on September 11, 2019 (the “issue date”).

Maturity Date: September 8, 2049

Secondary Market: We have listed the ETNs on the NYSE Arca exchange (“NYSE Arca”) under the ticker symbol “GRN.” To the extent an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange.

CUSIP Number: 06747C322

ISIN: US06747C3227

Index: The return on the ETNs is linked to the performance of the Index. The objective of the Index is to provide exposure to the price of carbon as measured by the return of futures contracts on carbon emissions credits from one of the world’s major emissions-related mechanisms, the European Union Emission Trading Scheme (“EU ETS”). The Index is composed of allocations in futures contracts on a carbon emissions credit from the EU ETS (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the ICE. Prior to February 27, 2021, futures

*	On May 19, 2021, Barclays Bank PLC announced a 5 for 1 split of the ETNs, effective June 4, 2021. Following the split, 5,000,000 ETNs, principal amount $10 per ETN, were outstanding. An additional 3,000,000 ETNs, principal amount $10 per ETN, were issued on November 1, 2021.

contracts on emission credits from the Kyoto Protocol’s Clean Development Mechanism (the “CDM”) were also eligible to be included in the Index, although the weight of those futures contracts within the Index remained below 0.1%.

While the Index Components are denominated in euros, the Index is calculated in U.S. dollars. The performance of the Index for any period reflects the weighted performance of the Index Components during that period, as adjusted by the performance of the euro/U.S. dollar exchange rate over that period, and, because the Index is a “total return” index, the return over that period that corresponds to the weekly announced interest rate for specified 3-month U.S. Treasury bills. The Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”). The closing level of the Index will be calculated on each index business day and is reported by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “BXIIGC2T.”

Consent to U.K. Bail-in Power: Notwithstanding and to the exclusion of any other term of the ETNs or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-25 of this pricing supplement.

Payment at Maturity

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

Closing Indicative Value: The closing indicative value for each ETN on the initial valuation date was equal to $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

Barclays Bank PLC implemented a 5 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the closing indicative value on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula was adjusted to $19.8380, which is equal to the closing indicative value of $99.1899 on June 3, 2021 divided by 5.

The closing indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. The market price of the ETNs at any time may vary significantly from the closing indicative value.

Daily Index Factor: The daily index factor for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee: The investor fee for each ETN on the initial valuation date was equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.75% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.75% per year.

The investor fee reduces the daily return of the ETNs. Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Barclays Bank PLC implemented a 5 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the investor fee on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula was adjusted to $19.8380, which is equal to the closing indicative value of $99.1899 on June 3, 2021 divided by 5.

Intraday Indicative Value: The intraday indicative value is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported prices for the index components, rather than the daily index factor for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the index sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Trading Day: A trading day with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

Valuation Date: A valuation date means each trading day from September 9, 2019 to September 2, 2049, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five scheduled trading days. We refer to September 9, 2019 as the “initial valuation date” and September 2, 2049 as the “final valuation date” for the ETNs.

Index Business Day: An index business day is a day on which the Index is calculated and published by the index sponsor.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Holder Redemption Procedures” in this pricing supplement, and if we have not delivered notice of our intention to exercise our right to redeem the ETNs, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value on the applicable valuation date. You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 5,000 ETNs or fewer than 5,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs. We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of the ETNs.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any business day from and including the issue date to and including the maturity date. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN on the corresponding redemption date in an amount equal to the closing indicative value on the valuation date specified by us in such notice.

Redemption Date: In the case of holder redemption, the redemption date is the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in your notice of holder redemption. Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the fifth business day after the valuation date specified by us in the issuer redemption notice, which will in no event be later than the maturity date.

Sale to Public

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. However, we are under no obligation to issue or sell ETNs at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pricing Supplement dated June 15, 2023
Issued in denominations of $10

-i-

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Series B Carbon Exchange-Traded Notes (the “ETNs”) linked to the performance of the Barclays Global Carbon II TR USD Index (the “Index”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated May 23, 2022, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated June 27, 2022, which supplements the prospectus. See “—Additional Documents Related to the Offering of the ETNs” below.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs. We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the prevailing intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs.

Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?
•	How do you redeem your ETNs?
•	What are some of the risks of the ETNs?
•	Is this the right investment for you?
•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC. The ETNs were issued in denominations of $50 from, and including, the inception date to, but excluding, June 4, 2021, the effective date of the 5 for 1 split of the ETNs. Beginning on June 4, 2021, the ETNs will be issued, if any, in denominations of $10. The return on the ETNs is linked to the performance of the Index.

We have listed the ETNs on NYSE Arca. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in the secondary market.

THE ETNS OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO CARBON EMISSIONS CREDITS OR THEIR SPOT PRICES. THESE FUTURES CONTRACTS WILL NOT TRACK THE PERFORMANCE OF CARBON EMISSIONS CREDITS. In addition, the nature of the futures market for carbon emissions credits has historically resulted in a cost to maintain a rolling position in the futures contracts underlying the Index. As a result, the level of the Index, which tracks a rolling position in specified futures contracts, may experience significant declines as a result of these costs, known as roll costs, especially over a longer period. The price of carbon emissions credits will perform differently than the Index and, in certain cases, may have positive performance during periods where the Index is experiencing negative performance. In turn, an investment in the ETNs may experience a significant decline in value over time, the risk of which increases the longer that the ETNs are held. For more information, see “Risk Factors” beginning on page PS-13 of this pricing supplement and the historical performance of the Index presented below in this pricing supplement.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in carbon emissions credits as an asset class generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

The Index

The objective of the Index is to provide exposure to the price of carbon as measured by the return of futures contracts on carbon emissions credits from one of the world’s major emissions-related mechanisms, the European Union Emission Trading Scheme (“EU ETS”). The Index is composed of allocations in futures contracts on a carbon emissions credit from the EU ETS (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the ICE. Prior to February 27, 2021, futures contracts on emission credits from the Kyoto Protocol’s Clean Development Mechanism (the “CDM”) were also eligible to be included in the Index, although the weight of those futures contracts within the Index remained below 0.1%.

While the Index Components are denominated in euros, the Index is calculated in U.S. dollars. The performance of the Index for any period reflects the weighted performance of the Index Components during that period, as adjusted by the performance of the euro/U.S. dollar exchange rate over that period, and, because the Index is a “total return” index, the return over that period that corresponds to the weekly announced interest rate for specified 3-month U.S. Treasury bills. The Index is maintained and calculated by Barclays Bank PLC (in such capacity, the “index sponsor”). The closing level of the Index will be calculated on each index business day and is reported by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “BXIIGC2T.”

Understanding the Value of the ETNs

The “principal amount” is $10 per ETN. The

principal amount was $50 per ETN from, and including, the inception date to, but excluding, June 4, 2021, the effective date of the 5 for 1 split of the ETNs.

The “closing indicative value” is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The calculation of the closing indicative value on any valuation date following the initial valuation date is based on the closing indicative value for the immediately preceding calendar day. As a result, the closing indicative value differs from the intraday indicative value or the trading price of the ETNs. The closing indicative value for each ETN on the initial valuation date was equal to $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

Barclays Bank PLC implemented a 5 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the closing indicative value on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula was adjusted to $19.8380, which is equal to the closing indicative value of $99.1899 on June 3, 2021 divided by 5.

The “intraday indicative value” is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported prices for the Index Components, rather than the daily index factor for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the index sponsor and the relevant exchange of the futures contracts included in the Index and technical or human errors by service providers, market participants and others.

The intraday indicative value is calculated and published every 15 seconds on each trading day from approximately 9:30 a.m. to approximately 4:15 p.m., New York City time by ICE Data Indices, LLC or a successor under the ticker symbol GRN.IV. The daily settlement price of each futures contract underlying the Index is determined at or prior to 5:00 p.m. London time, or noon New York City time without accounting for the effect of daylight savings time, on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The index sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.

The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the principal amount, closing indicative value and/or the intraday indicative value because the trading price reflects investor supply and demand for the ETNs. In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

For more information regarding the intraday indicative value, see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, you could lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

How Do You Redeem Your ETNs?

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, you may, subject to the minimum redemption amount, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;
•	deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;
•	instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable closing indicative value, facing Barclays DTC 229; and
•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem. The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•	Market Risk — The return on the ETNs is linked to the performance of the Index which, in turn, is linked to the prices of the futures contracts on carbon emissions credits that comprise the Index, converted from euros to U.S. dollars. The prices of such futures contracts and the euro/U.S. dollar exchange rate may each change unpredictably, affecting the level of the Index and, consequently, the value of your ETNs in unforeseeable ways.
•	Uncertain Principal Repayment — There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is not sufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.
•	Credit of Issuer — The ETNs are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the ETNs.
•	Issuer Redemption — Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day from and including the issue date to and including the maturity date.
•	Limited or Lack of Portfolio Diversification — The Index Components are concentrated in the carbon emissions credits sector, particularly in the European Union. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector and one geographic region.
•	No Interest Payments — You will not receive any periodic interest payments on the ETNs.
•	A Trading Market for the ETNs May Not Exist — Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. Certain affiliates of Barclays Bank
PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs;
•	You intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;
•	You do not seek current income from your investment;
•	You seek an investment with a return linked to the performance of the Index;
•	You are willing to accept the risk of fluctuations in the prices of the futures contracts on carbon emissions credits that compose the Index and the euro/U.S. dollar exchange rate;
•	You are willing to accept the risks of an investment linked to the Index, which tracks a rolling position in futures contracts on carbon emissions credits, and in particular risks associated with roll costs reflected in the level of the Index;
•	You believe the level of the Index will not decrease and will increase by an amount sufficient to offset the investor fee during the term of the ETNs;
•	You are willing to hold securities that are subject to the issuer redemption right on or after the issue date; and
•	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

The ETNs may not be a suitable investment for you if:

•	You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs;
•	You seek current income from your investment;
•	You do not intend to regularly monitor your investment in the ETNs to ensure that it remains consistent with your market views and investment strategies;
•	You are not willing to be exposed to fluctuations in the prices of futures contracts on carbon emissions credits that compose the Index and the euro/U.S. dollar exchange rate;
•	You are not willing to accept the risks of an investment linked to the Index, which tracks a rolling position in futures contracts on carbon emissions credits, and in particular risks associated with roll costs reflected in the level of the Index;
•	You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the ETNs;
•	You are not willing to hold securities that are subject to the issuer redemption right on or after the issue date;
•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings; or
•	You are unwilling or unable to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs or you are not willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments, as discussed further in the section below entitled “Material U.S. Federal Income Tax Considerations.” If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

However, the U.S. federal income tax consequences of your investment in the ETNs are uncertain. It is possible that the Internal Revenue Service (the “IRS”) may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Additional Documents Related to the Offering of the ETNs

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these ETNs are a part. This pricing supplement, together with the documents listed below, contains the terms of the ETNs and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and this pricing supplement, as the ETNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ETNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022:

http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto). In addition, Barclays Capital Inc. will not sell the ETNs to a discretionary account without specific written approval from the account holder. For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level of 100.000.

Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.75% per year. The figures in these examples use the annualized effect of the investor fee for convenience, assuming a year of 365 days.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

Figures for year 30 are as of the final valuation date, and figures for each year prior to year 30 represent the hypothetical amount that would be paid upon early redemption at each anniversary of the issue date, assuming that the relevant valuation date for each early redemption occurs on each anniversary of the inception date.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below.

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Fee	Total	Closing Indicative Value (CIV)
A	B	C	(C+1) × Previous CIV × 0.75%	Running total of D	(C+1) × Previous CIV – D
0	100.0000	-	-	-	$50.0000
1	102.9879	3.00%	$0.3802	$0.3802	$51.1081
2	106.0527	3.00%	$0.3865	$0.7667	$52.2358
3	109.2214	3.00%	$0.3950	$1.1617	$53.3946
4	112.4717	3.00%	$0.4027	$1.5644	$54.5704
5	115.8187	3.00%	$0.4104	$1.9748	$55.7756
6	119.2653	3.00%	$0.4218	$2.3966	$57.0062
7	122.8144	3.00%	$0.4311	$2.8277	$58.2640
8	126.4692	3.00%	$0.4406	$3.2683	$59.5496
9	130.2632	3.00%	$0.4541	$3.7224	$60.8740
10	134.1397	3.00%	$0.4579	$4.1803	$62.2184
11	138.1152	3.00%	$0.4692	$4.6495	$63.5850
12	142.2253	3.00%	$0.4809	$5.1304	$64.9880
13	146.4749	3.00%	$0.4928	$5.6232	$66.4283
14	150.8515	3.00%	$0.5023	$6.1255	$67.9019
15	155.3405	3.00%	$0.5121	$6.6376	$69.3972
16	159.9632	3.00%	$0.5220	$7.1596	$70.9299
17	164.7235	3.00%	$0.5364	$7.6960	$72.4949
18	169.6254	3.00%	$0.5482	$8.2442	$74.0944
19	174.6732	3.00%	$0.5603	$8.8045	$75.7292
20	179.8923	3.00%	$0.5727	$9.3772	$77.4092
21	185.2456	3.00%	$0.5838	$9.9610	$79.1139
22	190.7358	3.00%	$0.5966	$10.5576	$80.8516
23	196.4118	3.00%	$0.6114	$11.1691	$82.6355
24	202.2567	3.00%	$0.6249	$11.7940	$84.4588
25	208.3000	3.00%	$0.6405	$12.4344	$86.3306
26	214.4986	3.00%	$0.6511	$13.0855	$88.2318
27	220.8818	3.00%	$0.6636	$13.7492	$90.1804
28	227.4282	3.00%	$0.6801	$14.4292	$92.1612
29	234.2236	3.00%	$0.6989	$15.1282	$94.2037
30	241.1088	3.00%	$0.7064	$15.8346	$96.2543
			Annualized Index Return		3.00%
			Annualized ETN Return		2.22%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Fee	Total	Closing Indicative Value (CIV)
A	B	C	(C+1) × Previous CIV × 0.75%	Running total of D	(C+1) × Previous CIV – D
0	100.0000	-	-	-	$50.0000
1	100.4000	0.40%	$0.3754	$0.3754	$49.8231
2	100.8016	0.40%	$0.3720	$0.7474	$49.6470
3	101.2048	0.40%	$0.3707	$1.1181	$49.4724
4	101.6096	0.40%	$0.3684	$1.4864	$49.2955
5	102.0161	0.40%	$0.3660	$1.8524	$49.1224
6	102.4241	0.40%	$0.3668	$2.2192	$48.9488
7	102.8338	0.40%	$0.3655	$2.5847	$48.7758
8	103.2452	0.40%	$0.3642	$2.9489	$48.6035
9	103.6581	0.40%	$0.3659	$3.3147	$48.4303
10	104.0728	0.40%	$0.3596	$3.6744	$48.2601
11	104.4891	0.40%	$0.3593	$4.0337	$48.0898
12	104.9070	0.40%	$0.3591	$4.3928	$47.9199
13	105.3266	0.40%	$0.3588	$4.7515	$47.7504
14	105.7480	0.40%	$0.3565	$5.1080	$47.5824
15	106.1709	0.40%	$0.3543	$5.4623	$47.4123
16	106.5956	0.40%	$0.3521	$5.8144	$47.2457
17	107.0220	0.40%	$0.3528	$6.1671	$47.0788
18	107.4501	0.40%	$0.3515	$6.5186	$46.9124
19	107.8799	0.40%	$0.3503	$6.8689	$46.7467
20	108.3114	0.40%	$0.3490	$7.2179	$46.5822
21	108.7447	0.40%	$0.3468	$7.5648	$46.4157
22	109.1796	0.40%	$0.3456	$7.9104	$46.2519
23	109.6164	0.40%	$0.3453	$8.2557	$46.0885
24	110.0548	0.40%	$0.3441	$8.5998	$45.9256
25	110.4950	0.40%	$0.3438	$8.9437	$45.7631
26	110.9370	0.40%	$0.3407	$9.2844	$45.5996
27	111.3808	0.40%	$0.3386	$9.6230	$45.4394
28	111.8263	0.40%	$0.3383	$9.9613	$45.2790
29	112.2736	0.40%	$0.3390	$10.3003	$45.1188
30	112.7227	0.40%	$0.3341	$10.6344	$44.9600

			Annualized Index Return		0.40%
			Annualized ETN Return		-0.35%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Fee	Total	Closing Indicative Value (CIV)
A	B	C	(C+1) × Previous CIV × 0.75%	Running total of D	(C+1) × Previous CIV – D
0	100.0000	-	-	-	$50.0000
1	97.0000	-3.00%	$0.3690	$0.3690	$48.1424
2	94.1127	-3.00%	$0.3534	$0.7224	$46.3604
3	91.3004	-3.00%	$0.3403	$1.0626	$44.6390
4	88.5828	-3.00%	$0.3267	$1.3893	$42.9849
5	85.9461	-3.00%	$0.3137	$1.7030	$41.3947
6	83.3879	-3.00%	$0.3038	$2.0069	$39.8624
7	80.9058	-3.00%	$0.2926	$2.2994	$38.3869
8	78.4976	-3.00%	$0.2818	$2.5812	$36.9660
9	76.1427	-3.00%	$0.2735	$2.8547	$35.5869
10	73.8762	-3.00%	$0.2597	$3.1145	$34.2704
11	71.6859	-3.00%	$0.2508	$3.3653	$33.0065
12	69.5522	-3.00%	$0.2422	$3.6076	$31.7848
13	67.4738	-3.00%	$0.2339	$3.8415	$30.6039
14	65.4575	-3.00%	$0.2246	$4.0661	$29.4676
15	63.5091	-3.00%	$0.2157	$4.2818	$28.3756
16	61.6187	-3.00%	$0.2071	$4.4889	$27.3259
17	59.7846	-3.00%	$0.2006	$4.6894	$26.3144
18	58.0051	-3.00%	$0.1931	$4.8826	$25.3404
19	56.2785	-3.00%	$0.1860	$5.0686	$24.4024
20	54.5968	-3.00%	$0.1791	$5.2477	$23.4963
21	52.9717	-3.00%	$0.1720	$5.4196	$22.6256
22	51.4012	-3.00%	$0.1656	$5.5852	$21.7912
23	49.8712	-3.00%	$0.1599	$5.7452	$20.9846
24	48.3867	-3.00%	$0.1540	$5.8992	$20.2079
25	46.9408	-3.00%	$0.1487	$6.0479	$19.4571
26	45.5436	-3.00%	$0.1424	$6.1903	$18.7361
27	44.1880	-3.00%	$0.1367	$6.3271	$18.0430
28	42.8779	-3.00%	$0.1321	$6.4591	$17.3776
29	41.5966	-3.00%	$0.1279	$6.5870	$16.7320
30	40.3779	-3.00%	$0.1218	$6.7088	$16.1195

			Annualized Index Return		-3.00%
			Annualized ETN Return		-3.72%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Annualized Index Return	Yearly Fee	Total	Closing Indicative Value (CIV)
A	B	C	(C+1) × Previous CIV × 0.75%	Running total of D	(C+1) × Previous CIV – D
0	100.0000	-	-	-	$50.0000
1	99.6000	-0.40%	$0.3739	$0.3739	$49.4277
2	99.2048	-0.40%	$0.3676	$0.7415	$48.8637
3	98.8095	-0.40%	$0.3634	$1.1048	$48.3053
4	98.4174	-0.40%	$0.3582	$1.4631	$47.7521
5	98.0268	-0.40%	$0.3532	$1.8162	$47.2082
6	97.6378	-0.40%	$0.3511	$2.1673	$46.6695
7	97.2504	-0.40%	$0.3471	$2.5144	$46.1370
8	96.8645	-0.40%	$0.3431	$2.8575	$45.6106
9	96.4770	-0.40%	$0.3420	$3.1994	$45.0859
10	96.0942	-0.40%	$0.3334	$3.5329	$44.5723
11	95.7144	-0.40%	$0.3306	$3.8635	$44.0653
12	95.3345	-0.40%	$0.3277	$4.1912	$43.5625
13	94.9547	-0.40%	$0.3248	$4.5160	$43.0639
14	94.5764	-0.40%	$0.3203	$4.8363	$42.5718
15	94.2011	-0.40%	$0.3157	$5.1520	$42.0843
16	93.8273	-0.40%	$0.3112	$5.4632	$41.6049
17	93.4549	-0.40%	$0.3094	$5.7726	$41.1302
18	93.0841	-0.40%	$0.3059	$6.0785	$40.6609
19	92.7147	-0.40%	$0.3024	$6.3809	$40.1969
20	92.3453	-0.40%	$0.2989	$6.6798	$39.7376
21	91.9788	-0.40%	$0.2947	$6.9745	$39.2825
22	91.6153	-0.40%	$0.2913	$7.2658	$38.8357
23	91.2517	-0.40%	$0.2888	$7.5546	$38.3926
24	90.8896	-0.40%	$0.2855	$7.8401	$37.9545
25	90.5275	-0.40%	$0.2830	$8.1232	$37.5200
26	90.1682	-0.40%	$0.2782	$8.4014	$37.0904
27	89.8104	-0.40%	$0.2743	$8.6757	$36.6679
28	89.4555	-0.40%	$0.2719	$8.9477	$36.2508
29	89.0991	-0.40%	$0.2703	$9.2180	$35.8358
30	88.7511	-0.40%	$0.2643	$9.4823	$35.4308

			Annualized Index Return		-0.40%
			Annualized ETN Return		-1.14%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index or the Index Components. See “The Index” in this pricing supplement for more information.

The ETNs may not be suitable for all investors and should be used only by investors with the sophistication and knowledge necessary to understand the risks inherent in the Index, the futures contracts that the Index tracks and investments in carbon emissions credits as an asset class generally. Investors should consult with their broker or financial advisor when making an investment decision and to evaluate their investment in the ETNs and should actively manage and monitor their investments in the ETNs throughout each trading day.

You may lose all or a substantial portion within a single day of your investment if you invest in the ETNs.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain. See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Risks Relating to the ETNs Generally

The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. You may lose all or a substantial portion of your investment within a single day if you invest in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the level of the Index decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

We May Redeem the ETNs at Any Time on or after the Issue Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day from and including the issue date to and including the maturity date. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the ETNs will be redeemed on the fifth business day following the valuation date specified by us in the issuer redemption notice, but in no event later than the maturity date.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs. Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, particularly after delivery of the issuer redemption notice.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index is insufficient to offset the negative effect of the investor fee between the date you purchased the ETNs and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

Owning the ETNs is Not the Same as Owning the Index Components or a Security Directly Linked to the Performance of the Index

The return on your ETNs will not reflect the return you would have realized if you had actually owned the Index Components or a security directly linked to the performance of the Index and held such investment for a similar period. Any return on your ETNs includes the negative effect of the accrued investor fee. Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Index Components

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the Index Components may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any Index Components or carbon emissions credits underlying the Index Components.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of, as Applicable, the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five scheduled trading days. As a result, the maturity date or a redemption date for the ETNs could also be postponed to the fifth business day following such valuation date, as postponed. If a valuation date is postponed until the fifth scheduled trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day. See “Specific Terms of the ETNs—Market Disruption Events” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

As the payment at maturity or upon early redemption is a function of, among other things, the applicable change in Index level on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable change in Index level and an increase in the accrued value of the investor fee and, accordingly, decrease the payment you receive at maturity or upon early redemption.

Risks Relating to the Issuer

The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC

The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority

Notwithstanding and to the exclusion of any other term of the ETNs or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the ETNs losing all or a part of the value of your investment in the ETNs or receiving a different security from the ETNs, which may be worth significantly less than the ETNs and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the ETNs. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs will not be a default or an event of default and the Trustee (as defined herein) will not be liable for any action that the Trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the ETNs. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Index

Future Prices of the Index Components That Are Different Relative to Their Current Prices May Result in a Reduced Amount Payable at Maturity or Upon Early Redemption

The Index is composed of futures contracts on carbon emissions credits, rather than the credits themselves. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Index approach expiration, they are replaced by similar contracts that have a later expiration. The Index Components are rolled annually under the methodology governing the Index. Thus, for example, a futures contract held in August may specify a December expiration. As time passes, the contract expiring in December will be replaced by a contract for delivery in December of the following year. This process is referred to as “rolling.” If the market for these futures contracts is (putting aside other considerations) in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is lower than the price of the contract expiring the following December, thereby creating a negative “roll yield.” The futures markets for carbon emissions credits included in the Index have traded in “contango” markets during certain periods in the past. The presence of contango in the futures markets for carbon emissions credits could result in negative roll yields, which could adversely affect the level of the Index and, accordingly, decrease the payment you receive at maturity or upon early redemption.

The ETNs Offer Exposure to Futures Contracts and Not Direct Exposure to Carbon Emissions Credits

The ETNs offer investors exposure to the price of futures contracts on carbon emissions credits and not to the spot price of carbon emissions credits or any other physical commodities. The price of a futures contract reflects the expected value of the underlying asset upon delivery in the future, whereas the spot price of an underlying asset reflects the immediate delivery value of the underlying asset. A variety of factors can lead to a disparity between the expected future price of an underlying asset and the spot price at a given point in time, such as interest charges to finance the purchase of the underlying asset and expectations concerning supply and demand for the underlying asset. The price movement of a futures contract is typically correlated with the movements of the spot price of the underlying asset, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the ETNs may underperform a similar investment that reflects the return on carbon emissions credits.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the ETNs

Because the ETNs are linked to the Index, which is currently composed of exchange-traded futures contracts on only one type of carbon emissions credits, EUAs (as defined below), the Index is less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. In addition, the Index Components are concentrated in the carbon emissions credit sector in the European Union. An investment in the ETNs may therefore carry risks of a concentrated investment in futures contracts in such sector and region.

Cap & Trade Mechanisms Are Subject to Change or Discontinuation and May Be Unsuccessful

Cap & Trade mechanisms have arisen primarily due to relative international consensus with respect to scientific evidence indicating a correlative relationship between the rise in global temperatures and extreme weather events, on the one hand, and the rise in Greenhouse Gas (“GHG”) emissions in the atmosphere, on the other hand. If this consensus were to break down, Cap & Trade mechanisms and the value of the ETNs may be negatively affected.

Scientists are still debating the acceptable level of GHG concentrations in the atmosphere. If the science supporting the acceptable level of GHG concentrations is discredited or proved to be incorrect or inaccurate, it may negatively affect Cap & Trade mechanisms and the value of the ETNs.

There is no assurance that Cap & Trade mechanisms will continue to exist. Cap & Trade may not prove to be an effective method of reduction in GHG emissions. As a result or due to other factors, Cap & Trade mechanisms may be terminated or may not be renewed upon their expiration. The EU ETS is organized into a number of phases, each of which has a predetermined duration. Currently, the EU ETS is in Phase III. Phase IV is set to commence in 2021 and run until 2030. There can be no assurance that the EU ETS will enter into a new phase as scheduled.

New technologies may arise that may diminish or eliminate the need for Cap & Trade markets. Ultimately, the cost of emissions credits is determined by the cost of actually reducing emissions levels. If the price of credits becomes too high, it will be more economical for companies to develop or invest in green technologies, thereby suppressing the demand for credits and adversely affecting the price of the ETNs.

Regulatory risk related to changes in regulation and enforcement of Cap & Trade mechanisms can adversely affect market behavior. If fines or other penalties for non-compliance are not enforced, incentives to purchase GHG credits will deteriorate, which can result in a fall in the price of emissions credits and a drop in the value of the ETNs.

The first Cap & Trade markets program arising in 2001. Historical performance of the Cap & Trade markets may not be indicative of future performance, and future performance of Cap & Trade markets may be hard to predict. In addition, as Cap & Trade markets develop, new regulation with respect to these markets may arise, which may have a negative effect on the value and liquidity of the Cap & Trade markets and the ETNs.

Cap & Trade mechanisms set emission limits (i.e., the right to emit a certain quantity of GHG emissions), which can be allocated or auctioned to the parties in the mechanism up to the total emissions cap. This allocation may be larger or smaller than is needed for a stable price of credits and can lead to large price volatility, which could affect the value of the ETNs.

Depending upon the industries covered under each Cap & Trade mechanism represented in the Index, unpredictable demand for their products and services can affect the value of GHG emissions credits. For example, very mild winters or very cool summers can decrease demand for electric utilities and therefore require fewer carbon credits to offset reduced production and GHG emissions.

The ability of the GHG emitting companies to pass on the cost of emissions credits to consumers can affect the price of the ETNs. If the price of emissions can be passed on to the end customer with little impact upon consumer demand, it is likely that industries may continue emitting and purchase any shortfall in the market at the prevailing price. If, however, the producer is unable to pass on the cost, it may be incentivized to reduce production in order to decrease its need for offsetting emissions credits if the cost is too great, which could adversely affect the price of the ETNs.

Prices of the Index Components May Change Unpredictably, Affecting the Level of the Index and the Value of Your Securities in Unforeseeable Ways

Trading in futures contracts on carbon emissions, including trading in the Index Components, is speculative and can be extremely volatile. Market prices of the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. These factors may affect the level of the Index and the value of your ETNs in varying ways, and different factors may cause the prices of the Index Components, and the volatilities of their prices, to move in unexpected directions at unexpected rates.

The prices of futures or forward contracts on carbon emissions credits, including the credits underlying the Index Components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, the ratification of the Kyoto Protocol (“Kyoto”) obligates each of the ratifying nations to have reduced their greenhouse gas emissions (“GHG”), in the commitment period that ran until 2020, by at least 18% relative to 1990. The targets in the current phase of Kyoto have been supplemented by the 2015 adoption of the Paris Agreement, which aims to reduce GHG emissions by at least 40% by 2030 relative to 1990. Under Kyoto, the policies and implementations for achieving the reduction targets vary according to the governing body of each ratified nation and each country has a different reduction target level. In the event that the ratifying nation does not reach the proposed emissions reduction level, then that nation would face penalties and would need to source emissions credits from flexible trading mechanisms. In contrast to Kyoto, the Paris Agreement has non-punitive compliance mechanisms. Thus, while the Paris Agreement provides for linking carbon markets in the future, the voluntary, renewable pledges created by the Paris Agreement create a degree of uncertainty with respect to how they will integrate into existing international markets. Because the demand for carbon emissions credits underlying the Index Components could affect the price of those Index Components, the future of the Paris Agreement’s implementation event may affect the value of the ETNs.

Historical Levels of the Index or Any Index Component Should Not Be Taken as an Indication of the Future Performance of the Index during the Term of the ETNs

It is impossible to predict whether the level of the Index will fall or rise. The actual performance of the Index or any Index Component over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index or the Index Components, which in most cases have been highly volatile.

An Investment in the ETNs Will Be Subject to Currency Exchange Risk

While the Index Components are denominated in euros, the Index is calculated in U.S. dollars. Because the prices of the Index Components are converted into U.S. dollars for the purposes of calculating the level of the Index, the holders of the ETNs will be exposed to currency exchange rate risk with respect to the euro. An investor’s net exposure will depend on the extent to which the euro strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the euro, the level of the Index will be adversely affected and the payment at maturity or upon early redemption of the ETNs may be reduced.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments; and
•	the extent of governmental surpluses or deficits in the component countries of the Eurozone and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries of the Eurozone and the United States and other countries important to international trade and finance.

Changes in the Volatility of the Exchange Rate, and the Correlation Between the Exchange Rate and the prices of the Index Components, are Likely To Affect the Market Value of the ETNs

The exchange rate between the U.S. dollar and the euro refers to a foreign exchange spot rate that measures the relative values of those two currencies. This exchange rate reflects the number of U.S. dollars that can be purchased for one euro and thus decreases when the U.S. dollar appreciates relative to the euro. The volatility of the exchange rate between the U.S. dollar and the euro refers to the size and frequency of changes in that exchange rate.

Because the Index is calculated, in part, by converting the closing prices of the Index Components into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and the euro could affect the market value of the ETNs and the payment you receive at maturity or upon early redemption.

The correlation of the exchange rate between the U.S. dollar and the euro and the prices of the Index Components refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the prices of the Index Components. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and the euro and the percentage changes in the prices of the Index Components could affect the value of your ETNs and the payment you receive at maturity or upon early redemption.

An Investment in the ETNs Will Be Subject to Risks Associated with Non-U.S. Futures Exchanges

The Index Components are traded on a non-U.S. futures exchange. Investments in securities linked to the value of futures contracts that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

The ETNs Will Be Subject to Significant Movements in Underlying Foreign Exchange and Futures Markets Outside of the Hours During Which the ETNs are Traded on NYSE Arca

The futures markets on which the Index Components are traded are located in Europe. Significant price and currency exchange rate movements may take place in the underlying foreign exchange and futures markets during hours when the ETNs are not traded on NYSE Arca, and those movements may be reflected in the market value of the ETNs when trading of the ETNs commences on NYSE Arca.

The Index Is Subject to Uncertain Legal and Regulatory Regimes.

The futures contracts on carbon emissions credits that compose the Index are subject to legal and regulatory regimes that may change in ways that could adversely affect the value of the ETNs. The effect of any future regulatory change, including but not limited to any future changes to Kyoto and various worldwide carbon legislation, is impossible to predict, but could cause unexpected volatility and instability in carbon emissions markets, with a substantial and adverse effect on the performance of the Index and, consequently, the value of the ETNs.

The Index Has Very Limited Performance History

The Index was launched on October 27, 2017. Because the Index is of recent origin and limited historical performance data exists with respect to it, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that the Index makes use of as the basis for an investment decision.

This pricing supplement provides hypothetical performance data for a “Proxy Index” for the period from January 2, 2009 to October 27, 2017. The methodology of the Proxy Index is identical to the methodology of the Index except that the Proxy Index applied a fixed weight of 100% to futures contracts on EUAs and a fixed weight of 0% to futures contracts on CERs (as defined below). Therefore, the Proxy Index does not reflect any performance of futures contracts on CERs. From its inception, more than 99.9% of the weight of the Index was assigned to futures contracts on EUAs and less than 0.1% of the weight was assigned to futures contracts on CERs. Since February 27, 2021, CERs are no longer eligible to be included in the Index. While the Proxy Index is designed to approximate how the Index would have performed before its live date, the hypothetical performance of the Proxy Index may be different from the retrospective performance of the Index.

Changes in the Treasury Bill Rate of Interest May Affect the Level of the Index and Your ETNs

Because the return on your ETNs is linked to the closing level of the Index in U.S. dollars, and the calculation of the closing level of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon early redemption and, therefore, the market value of your ETNs. Assuming the trading prices of the Index Components remain constant, an increase in the Treasury Bill rate of interest will increase the level of the Index and, therefore, the value of your ETNs. A decrease in the Treasury Bill rate of interest will adversely impact the level of the Index and, therefore, the value of your ETNs. See “The Index—Calculation of the Index—Closing Value.”

Suspension or Disruptions of Market Trading in Carbon Emissions Credits and Related Futures May Adversely Affect the Value of Your ETNs

Futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, some futures exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the level of the Index and therefore, the value of your ETNs.

Changes in Law or Regulation Relating to Futures Contracts on Carbon Emissions Credits May Adversely Affect the Market Value of the ETNs and the Amounts Payable on Your ETNs

Commodity futures contracts are subject to legal and regulatory regimes that impose significant regulatory requirements on the trading of such instruments, and on market participants. Regulatory organizations, such as the

Commodity Futures Trading Commission and the European Securities and Markets Authority, may seek to apply these legal and regulatory regimes to the Index Components or to the carbon emissions credits market generally or propose further regulations which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets, including the markets for the Index Components. Any change in the application of these laws or regulations or any proposal of new laws or regulations affecting the Index Components or the carbon emissions credits market generally may have a material adverse effect on the market value of the ETNs and any amounts payable or property deliverable on the ETNs.

As Index Sponsor, Barclays Bank PLC Will Have the Authority to Make Determinations That Could Materially Affect the ETNs in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed in “Specific Terms of the ETNs—Discontinuance or Modification of the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the ETNs.

The role played by the index sponsor, and the exercise of the kinds of discretion described above and in “Specific Terms of the ETNs—Discontinuance or Modification of the Index” could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the ETNs. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components and the manner in which changes affecting the Index Components are reflected in the Index could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon early redemption and the market value of the ETNs prior to maturity.

The mechanism included in the Index and the related Index Components may be changed from time to time in accordance with the Index’s methodology. In addition, the index sponsor may modify the methodology for determining the composition and weighting of the Index in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the level of the Index. The index sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market level of the Index. Any such changes could adversely affect the value of your ETNs.

Risks Relating to Liquidity and the Secondary Market

The Estimated Value of the ETNs Is Not a Prediction of the Prices at Which the ETNs May Trade in the Secondary Market, If Any Such Market Exists, and Such Secondary Market Prices, If Any, May Be Lower Than the Principal Amount of the ETNs and May Be Lower Than Such Estimated Value of the ETNs

The estimated value of the ETNs will not be a prediction of the prices at which the ETNs may be redeemed or at which the ETNs may trade in secondary market transactions, if any such market exists, including on NYSE Arca. The price at which you may be able to sell the ETNs in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the ETNs at the time of pricing as of the inception date. For more information regarding additional factors that may influence the market value of the ETNs, please see the risk factor “—The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors.”

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors, Including Volatile Carbon Emission Credit Prices

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market. We expect that generally the value of the Index Components will affect the Index and thus the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor. Several other factors, many of which are beyond our control, and many of which could themselves affect the prices of the Index Components, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:

•	prevailing spot price for carbon emissions credits underlying the Index Components, prices of the Index Components, and prevailing market prices of options on the Index or any other financial instruments related to the Index;
•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;
•	the level of contango or backwardation in the markets for the relevant carbon emissions futures contracts and the roll costs associated with maintaining a rolling position in such futures contracts;
•	the performance of the euro/U.S. dollar exchange rate;
•	the volatility of the Index underlying the ETNs, the market price of the index components included in that Index, the Treasury Bill rate of interest, the volatility of commodities prices;
•	the time remaining to maturity of the ETNs;
•	prevailing Treasury Bill rate of interest and the general interest rate environment;
•	economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of the Index Components;
•	the perceived creditworthiness of Barclays Bank PLC; or
•	supply and demand in the listed and over-the-counter carbon emissions credit derivative markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary market for the ETNs will exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs may be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to holder redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, holder redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value

The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value. The closing indicative value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only. In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.

If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), futures contracts included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of mismatches of trading hours between the ETNs and the futures contracts included in the Index, actions (or failure to take action) by the index sponsor and the NYSE Arca and technical or human errors by service providers, market participants and others. In addition, paying a premium purchase price over the intraday indicative value could lead to significant losses if you sell your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

The daily settlement price of each futures contract underlying the Index is determined at or prior to 5:00 p.m. London time, or noon New York City time without accounting for the effect of daylight savings time, on each trading day. However, because of a time lag in the publication of the daily settlement price, the closing level of the Index, which is based on the daily settlement price, is typically not published until after 4:00 p.m., New York City time. The index sponsor suspends real-time calculation of the intraday level of the Index following the initial determination of the daily settlement price (subject to adjustment to reflect any late settlement of relevant futures contracts), even though the futures contracts underlying the Index might continue to trade on their markets. As a result, the intraday indicative value (which reflects the most recently published intraday level of the Index) will not reflect any trading in the futures contracts underlying the Index that might take place during this time period. Therefore, during this time period, the intraday indicative value is likely to differ from the value of the ETNs that would be determined if real-time trading data of the futures contracts were used in the calculation. As a result, we expect that the trading price of the ETNs is likely to diverge from the intraday indicative value during this time period, particularly if there is a significant price movement in the futures contracts during this time period.

The ETNs trade on the NYSE Arca exchange from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading, the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the futures contracts, particularly if there is a significant price movement in the futures contracts during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.

We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-3 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-3, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete. We also reserve the right to cease or suspend sales of the ETNs from inventory held at any time after the inception date.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

Changes in Our Credit Ratings May Affect the Market Value of the ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 5,000 ETNs at one time and pay a redemption charge in order to exercise your right to redeem your ETNs on a redemption date. Accordingly, if you hold fewer than 5,000 ETNs or fewer than 5,000 ETNs are outstanding, you will not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right. The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative value and/or intraday indicative value. The number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market. A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.

You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market. See “Specific Terms of the ETNs—Further Issuances” and “Supplemental Plan of Distribution” in this pricing supplement for more information.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. The calculation agent will, among other things, determine the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role, see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of an index market disruption event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or Index Components May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing Index Components (including the underlying carbon emissions credits), futures or options on carbon emissions credits or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of Index Components and the level of the Index and, therefore, the market value of the ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in Index Components, futures or options on carbon emissions credits, the carbon emissions credits underlying the Index Components or the Index, and other investments relating to Index Components or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the Index Components or the level of the Index and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the Index Components (including the underlying carbon emissions credits), futures or options on Index Components or the Index, or other derivative instruments with returns linked to the performance of Index Components or the Index that are not for the accounts of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index Components or the level of the Index, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the carbon emissions credits underlying the Index Components and carbon emissions credits generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of your investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the Index Components and the level of the Index and, therefore, the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Risks Relating to Tax Consequences

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the IRS could assert that the ETNs should be taxed in a manner that is different from that described in this pricing supplement. As discussed further below, the U.S. Treasury Department and the IRS issued a notice in 2007 indicating that the U.S. Treasury Department and the IRS are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs should be treated as ordinary income. It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

Moreover, the ETNs might be treated as debt instruments. In that event, if you are a U.S. Holder, you will be required under Treasury regulations relating to the taxation of “contingent payment debt instruments” to accrue into income original issue discount on the ETNs every year at a “comparable yield” determined at the time of issuance and recognize any gain on the ETNs as ordinary income. It is also possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components. In this case, it is possible that Section 1256 of the Internal Revenue Code (the “Code”) could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. For example, the IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss) prior to a taxable disposition of your ETNs.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below. You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the ETNs or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the ETNs, by acquiring the ETNs, each holder and beneficial owner of the ETNs acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the ETNs into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the ETNs such shares, securities or obligations); (iii) the cancellation of the ETNs and/or (iv) the amendment or alteration of the maturity of the ETNs, or amendment of the amount of interest or any other amounts due on the ETNs, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the ETNs solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the ETNs further acknowledges and agrees that the rights of the holders or beneficial owners of the ETNs are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

CARBON TRADING MARKETS & MECHANISMS

One component of the international response to the rise in atmospheric carbon dioxide concentrations has been the implementation of national and international programs designed to reduce GHG emissions on a global scale.

One such program is the Kyoto protocol (“Kyoto”), an international agreement that requires the developed nation signatories to abate their GHG emissions by an average of 5.2% over the first commitment period from 2008 to 2012 relative to 1990. In December 2012, the Doha Amendment to Kyoto was adopted with new commitments to reduce GHG emissions by at least 18% below 1990 levels in the second commitment period from 2013 to 2020. The targets in the current phase of Kyoto have been supplemented by the 2015 adoption of the Paris Agreement, which supports a similar Cap & Trade mechanism and aims to reduce GHG emissions by at least 40% by 2030 compared to 1990. The GHGs which Kyoto addresses are carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulphur hexafluoride.

In order to achieve the Kyoto targets, a variety of regional and national policies exist under Kyoto aimed at abating GHG emissions. These include policy measures such as taxation of emissions, legislation or implementation of Cap & Trade mechanisms (“Cap & Trade”).

A Cap & Trade mechanism sets emission limits (i.e., the right to emit a certain quantity of GHG emissions), which can be allocated or auctioned to the parties in the mechanism up to the total emissions cap. The cap is set at a level that attempts to achieve the required reduction. The parties are then able to trade their emission rights freely among themselves. In theory the “trade” element allows emission abatement to take place at the lowest-possible cost by allowing companies with a high marginal abatement cost to buy credits from companies that can abate GHG emissions for less, while the cap is favorable for the environment as it places a firm limit on emissions that would be unlikely to be achieved via taxation mechanisms.

Cap & Trade is used not only in respect of GHGs. It has been used to abate sulphur dioxide and nitrogen oxides through a variety of regional mechanisms in the United States over the past decades, resulting in an 80% reduction in sulphur dioxide across the United States since 1995.

The adoption of Cap & Trade as the primary method for curbing GHGs began with a Cap & Trade mechanism in Denmark in 2001. Since then, national or regional Cap & Trade mechanisms have been introduced in Australia, Canada, Chile, the European Union, Mexico, New Zealand, South Korea, and the United States.

Tradeable Carbon Emissions Credits

The Index currently includes futures contracts on carbon emissions credits from one mechanism, the European Union Emission Trading Scheme (“EU ETS”). Prior to February 27, 2021, futures contracts on emission credits from the Kyoto Protocol’s Clean Development Mechanism (the “CDM”) were also eligible to be included in the Index, although the weight of those futures contracts within the Index remained below 0.1%. These carbon emissions credits are summarized below.

Emissions Credit	Description	Usage	Trading platform
EUAs (European Union Allowances)	European Union Allowances are allocated under the National Allocation Plan of each country within the EU ETS. Each EUA represents one tonne of CO2 or the equivalent amount of nitrous oxide (N2O) and perfluorocarbons (PFCs) (“CO2e” ).	Companies	Exchange traded & OTC

CERs (Certified Emission Reductions)	A Certified Emission Reduction is a tradable credit worth 1 tonne of CO2e generated by projects accredited by the Clean Development Mechanism (CDM) of Kyoto. These are aimed at the developing world to encourage carbon abatement and to generate revenue. There are two types of CERs that are traded (1) Primary; (2) Secondary. Primary CERs are the credits included in the Index.	Governments & companies

	Primary CERs are classified as CERs purchased on a forward basis directly from a CDM project prior to the CERs being issued by the UN. Primary CERs carry project delivery risk and are therefore valued at a discount to secondary CERs.		OTC

	Secondary CERs represent credits which are either issued by the UN and traded in the futures or forward market, or forward CERs where the volume is guaranteed and therefore there is no project delivery risk.		Exchange traded & OTC

Background on the EU ETS

The EU ETS is a Cap & Trade mechanism that was launched in 2005 and has become the largest GHG trading mechanism in the world, covering approximately 11,000 installations generating carbon emissions in certain sectors, such as power generation, utilities, iron, steel, and cement. Under the mechanism, each country has a national allocation plan that determines the caps on GHG emissions for each participating entity. Participants are allocated some free allowances (“EUAs”) and may purchase a proportion through auction. Participants have to monitor their emissions and after each year submit EUAs equivalent to their verified emissions. Participants that do not have sufficient EUAs can buy them from other participants that have a surplus, or within certain limits, use other eligible carbon credits for compliance purposes instead of EUAs.

The EU ETS began with a first Phase running from 2005 to 2007. Phase II of the mechanism is in line with the first Kyoto period and ran from 2008-2012. Phase III ran between 2013 to 2020. Phase IV commenced in 2021 and will run until 2030. Allocations in Phase II were reduced from their respective levels in Phase I to ensure that they were consistent with meeting national Kyoto targets. In Phase III, while some participants were still allocated free allowances, auctioning is the default method for allocating allowances. In addition, EU legislation enables banking of credits between Phases (e.g., from Phase II to Phase III, although this was not possible between Phase I and Phase II).

EUA pricing is set by supply and demand. Supply is determined by EUAs and other carbon credits (CERs, EUAs) which are available to the market. Demand is determined by the volume of carbon emitted during the year in relation to the annual allocation. The main factors influencing volumes emitted in the short-term are the weather, relative fuel prices, general economic activity and the amount of electricity generated from non-fossil fuel sources.

The bulk of exchange trading activity in EUAs is concentrated on the ICE Endex Energy exchange (“ICE”). In 2016, the ICE accounted for over 90% of EUA exchange transactions (including over-the-counter contracts cleared through exchanges) with the balance traded on Nasdaq

Commodities Exchange and the European Energy Exchange.

Background on the CDM

The CDM is a project-based initiative whereby signatories of Kyoto can implement projects to reduce GHGs and receive Certified Emission Reduction credits (“CERs”) for each tonne of carbon equivalent avoided. In order to receive CERs, a CDM project must first be registered with the United Nations Framework Convention on Climate Change (“UNFCCC”) Secretariat. To be registered, a project must be approved by a host country and must go through a strict set of procedures to show that it meets the CDM eligibility requirements. Once a project has been registered, it must monitor its emission reductions and have them verified by an independent UN accredited organization. The verified monitoring reports are subsequently reviewed by the UNFCCC Secretariat in advance of actual CER issuance.

CERs may be used by governments, along with certain other approved carbon emissions credits, to meet Kyoto obligations. They may also be used by companies operating within GHG trading mechanisms which recognize such credits, (e.g., the EU ETS, the Australian and New Zealand schemes).

COMMODITY FUTURES MARKETS

Futures contracts on carbon emissions credits (including the Index Components) are traded on regulated futures exchanges, and forward contracts and other derivatives on carbon emissions credits are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market.”

At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in December carbon emissions credit futures that wishes to maintain a position in December carbon emissions credit futures will, as the December contract nears expiration, sell that December futures, which serves to close out the existing long position, and buy futures expiring in December of the following year. This will “roll” the position in the earlier December contract into a position in the following December contract, and, when the early December contract expires, the market participant will still have a long position in December carbon emissions credit futures. The contracts currently included in the Index are rolled annually.

The Index Components are futures contracts that trade on the ICE. The ICE and its related clearing houses are subject to regulation by the Financial Services Authority in the United Kingdom. ICE EUA contracts are cleared by ICE Clear Europe. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

THE INDEX

The following is a description of the Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description reflects the policies of, and is subject to change by, Barclays Bank PLC (the “index sponsor”). You, as an investor in the ETNs, should make your own investigation into the Index. The index sponsor has no obligation to consider your interests as a holder of the ETNs. The index sponsor has no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in its sole discretion.

Overview

The objective of the Index is to provide exposure to the price of carbon as measured by the return of futures contracts on carbon emissions credits from one of the world’s major emissions-related mechanisms, the European Union Emission Trading Scheme (“EU ETS”). The Index is composed of allocations in futures contracts on a carbon emissions credit from the EU ETS (each such contract, an “Index Component”). The Index Components currently included in the Index are futures contracts that trade on the ICE. Prior to February 27, 2021, futures contracts on emission credits from the Kyoto Protocol’s Clean Development Mechanism (the “CDM”) were also eligible to be included in the Index, although the weight of those futures contracts within the Index remained below 0.1%.

Carbon emissions credits under the EU ETS are known as European Union Allowances (“EUAs”) and carbon emissions credits under the CDM are known as Certified Emission Reductions (“CERs”). See “Carbon Trading Markets & Mechanisms” above in this pricing supplement for additional information about the EU ETS, the CDM, EUAs and CERs. The “Index Components” are December futures contracts on EUAs that are currently traded on the ICE Endex Energy exchange (the “ICE”).

The Index’s allocations to the Index Components are adjusted on an annual basis as described below (each allocation, expressed as a percentage of the aggregate allocations of the Index in any period, being referred to herein as a “weight”). We refer to this process herein as “rebalancing” or “reweighting.”

While the Index Components are denominated in euros, the Index is calculated in U.S. dollars. The performance of the Index for any period reflects the weighted performance of the Index Components during that period, as adjusted by the performance of the euro/U.S. dollar exchange rate over that period, and, because the Index is a “total return” index, the return over that period that corresponds to the weekly announced interest rate for specified 3-month U.S. Treasury bills. All else being equal, an increase in the price of an Index Component or a strengthening of the euro relative to the U.S. dollar will have a positive effect on the level of the Index, while a decrease in the price of an Index Component or a weakening of the euro relative to the U.S. dollar will have a negative effect on the level of the Index.

The Index is maintained and calculated by the index sponsor. The closing level of the Index is calculated on each index business day and is reported by Bloomberg L.P. or a successor via the facilities of the Consolidated Tape Association under the ticker symbol “BXIIGC2T.”

For purposes of this “The Index” section, “index business day” means any day that is a Monday,

Tuesday, Wednesday, Thursday or Friday on which (i) dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market and (ii) the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET2), or any successor system, is open for business. Any deviation from such schedule will be announced by the index sponsor or its successor;

Composition of the Index

The target weights assigned to the Index Components and are determined each year on the last calendar day of September. Prior to February 27, 2021, target weights were determined based on the relative liquidity of futures contracts on EUAs and CERs. In each case, the target weight assigned to futures contracts on EUAs was greater than 99.9% and the target weight assigned to futures contracts on CERs was less than 0.1%. Since February 27, 2021, the target weight assigned to futures contracts on EUAs has been fixed at 100%.

Rebalancing

The rebalancing of the Index takes place annually in equal daily increments over the first five index business days of each November (subject to postponement in the event of any disruption affecting an Index Component). In connection with the rebalancing of the Index, the Index exits its exposure to futures contracts expiring in the upcoming December and enters exposure to futures contracts expiring in the following December.

The “exposure” applied to each Index Component in connection with each rebalancing of the Index reflects the number of futures contracts for that Index Component the Index will notionally hold after that rebalancing, which is equal to the product of the target weight of that Index Component and the level of the Index as of the last index business day of October, divided by the closing price of that Index Component as of the last index business day of October.

Calculation of the Index

The level of the Index on October 27, 2017, the index commencement date, was 37.2543. On each subsequent index business day, the level of the Index is calculated by adjusting the level of the Index from the immediately preceding index business day to reflect the following:

•	the weighted performance of the prices of the Index Components since the immediately preceding index business day, as adjusted by the performance of the euro/U.S. dollar exchange rate since the immediately preceding index business day; and
•	the accrual of interest since the immediately preceding index business day at the most recent weekly high rate for 3-month U.S. Treasury bills as of the immediately preceding index business day (the “T-Bill rate”).

All else being equal, an increase in the price of an Index Component or a strengthening of the euro relative to the U.S. dollar will have a positive effect on the level of the Index, while a decrease in the price of an Index Component or a weakening of the euro relative to the U.S. dollar will have a negative effect on the level of the Index.

For purposes of determining the level of the Index:

•	the price of an Index Component on any index business day will be the closing price of that Index Component, provided that, if there is no closing price in respect of an Index Component on any index business day, then the last available close price for that Index Component will be used;
•	the euro/U.S. dollar exchange rate on any index business day will be the “mid-spot” exchange rate fixing for 4:00 p.m., London time, calculated and published by WM Company, or any successor, on that index business day, provided that, if a disruption affects that exchange rate, the level of the Index will not be published on that index business day; and
•	the T-bill rate is published by the U.S. Department of the Treasury on the Auction Results page of its Treasury Direct website under column “High Rate,” or if this source is not available, such other source as the index sponsor may determine.

The level of the Index is rounded to 4 decimal places.

Modifications to the Index

The index sponsor does not presently intend to modify the Index. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion and in a commercially reasonable manner, make modifications to the Index. The index sponsor will promptly publish any such modifications on http://indices.barclays. Information contained in the website is not incorporated by reference herein and should not be considered a part hereof.

Index Disruption Events

If, on any index business day, an “Index Disruption Event” (as defined below) occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•	make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the level of the Index as the index sponsor considers appropriate;
•	defer publication of the level of the Index and any other information relating to the Index until it determines, in its sole discretion, that no Index Disruption Event is occurring;
•	replace any Index Component with a successor Index Component that the index sponsor considers, in its sole discretion, to be appropriate for the purposes of continuing the Index;
•	defer or suspend publication of the Index in its sole discretion at any time; and/or
•	discontinue supporting the Index or terminate the calculation and publication of the level of the Index.

Any of the following will be an “Index Disruption Event”:

•	a material limitation, suspension or disruption in the trading of any Index Component (including, but not limited to, the occurrence or announcement of a day on which there is a limitation on, or suspension of, the trading of any Index Component imposed by the commodities exchange on which that Index Component is traded by reason of movements exceeding “limit up” or “limit down” levels permitted by that commodities exchange) that results in a failure by the relevant exchange on which that Index Component is traded to report the closing price of that Index Component on any index business day;
•	(a) any of the Index Components has ceased (or will cease) to have their prices publicly quoted, (b) any of the Index Components has ceased (or will cease) to be traded on the primary trading facility or commodities exchange for that Index Component, or (c) there has been (or there is pending) an announcement by the primary trading facility or commodities exchange for any of the Index Components (including, but not limited to, any proposed discontinuation of trading of that Index Component on that primary trading facility or exchange, or the proposed replacement of that Index Component with a futures contract with a different specification) that can reasonably be expected to have a material impact on the liquidity of that Index Component on that primary trading facility or commodities exchange, in each case as determined by the index sponsor in its sole discretion;
•	the index sponsor determines, at any time, that (a) there has been (or there is pending) a change in taxation generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) there has been (or there is pending) a change in taxation affecting market participants in the United Kingdom or the United States generally who hold positions in any of the Index Components (including, but not limited to, any tax generally imposed on market participants in the United Kingdom or the United States generally who hold positions in any of the Index Components);
•	the index sponsor deems it necessary, at any time, to replace an Index Component with an appropriate successor for that Index Component in order to maintain the objectives of the Index;
•	a change in the quality, construction, composition, or calculation methodology of the closing price, of an Index Component occurs, and/or any event or measure that results in an Index Component being changed or altered occurs, in each case as determined by the index sponsor in its sole discretion;
•	an Index Force Majeure Event, as defined below, that lasts for at least 30 consecutive calendar days; or
•	any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

The following event will not be an Index Disruption Event:

•	a limitation on the hours or numbers of days of trading on any exchange on which an Index Component is traded, but only if the limitation results from an announced change in the regular business hours of that exchange.

Index Force Majeure Events

If, on any index business day, an “Index Force Majeure Event” occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may, in order to take into account that Index Force Majeure Event:

•	make, in its sole discretion, such determinations and/or adjustments in relation to (a) the methodology used to calculate the Index as the index sponsor considers necessary in order to maintain the objectives of the Index, or (b) the level of the Index as the index sponsor considers appropriate in order to maintain the objectives of the Index; and/or
•	defer publication of the level of the Index and any other information relating to the Index until it determines, in its sole discretion, that no Index Force Majeure Event is occurring.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines, in its sole discretion, affects the Index and/or any Index Component.

Index Sponsor Determinations

All determinations made by the index sponsor with respect to the Index will be made in its sole discretion and will be final, conclusive and binding in the absence of manifest error.

The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Barclays Bank PLC may terminate the appointment of, and replace, the index sponsor with a successor index sponsor. Following termination of the appointment of the index sponsor, Barclays Bank PLC will publish an announcement of that termination and the identity of the successor index sponsor on www.barclays.com/indices (or any successor website) as soon as reasonably practicable. Information contained on this website is not incorporated by reference herein and should not be considered a part hereof.

Change in Index Methodology; Adjustments; Termination of an Index

While the index sponsor currently employs the methodology described in this pricing supplement, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner.

The index sponsor assumes no obligation to implement any modification or change to the Index methodology as a result of any market, regulatory, juridical, financial fiscal or other circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting an Index and/or Index Components). Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications or changes will result in a methodology that is consistent with the methodology described in this pricing supplement.

Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the methodology described above. The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the levels of the Index and the frequency of publication of the levels of the Index. The index sponsor expects to publish any such changes or modifications on http://indices.barclays (or any successor thereto). Information contained on this web site is not incorporated by reference herein and should not be considered a part hereof. The index sponsor may, in its sole discretion, at any time and without notice, terminate the calculation and publication of the level of the Index.

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

Disclaimer

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, any lost profits, lost revenue, loss of anticipated savings or loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the level of the Index (or failure to publish such level) and any use to which any person may put the Index or the level of the Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the level of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Historical Performance of the Index

The Index was launched on October 27, 2017. All data relating to the period prior to the launch date of the Index reflects a hypothetical performance of a “Proxy Index.” The methodology of the Proxy Index is identical to the methodology of the Index except that the Proxy Index applies applied a fixed weight of 100% to futures contracts on EUAs and a fixed weight of 0% to futures contracts on CERs. Therefore, the Proxy Index does not reflect any performance of futures contracts on CERs. From its inception, more than 99.9% of the weight of the Index has was been assigned to futures contracts on EUAs and less than 0.1% of the weight has was been assigned to futures contracts on CERs. Since February 27, 2021, CERs are no longer eligible to be included in the Index. While the Proxy Index is designed to approximate how the Index would have performed before its live date, the hypothetical performance of the Proxy Index may be different from the retrospective performance of the Index. The following graph illustrates:

(i)	on a hypothetical basis, how the Proxy Index would have performed from January 2, 2009 to October 27, 2017; and
(ii)	on an actual basis, how the Index has performed from October 27, 2017 onwards.

All calculations are based on information obtained from various third-party independent and public sources, without independent verification.

Source: Bloomberg.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factors. Other factors that may influence the market value of the ETNs include, but are not limited to, supply and demand for the ETNs, the level of contango or backwardation in the markets for the Index Components and the roll costs associated with maintaining a rolling position in the Index Components; the volatility of the Index, the market price of the Index Components, the performance of the euro/U.S. dollar exchange rate, the Treasury Bill rate of interest, the volatility of prices for carbon emissions credits, economic, financial, political, regulatory, geographical or judicial events that affect the level of the Index or the market price of the Index Components, the general interest rate environment, the perceived creditworthiness of Barclays Bank PLC or supply and demand in the listed and over-the-counter derivative markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

The “intraday indicative value” is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index Components, rather than the daily index factor for the immediately preceding calendar day. Second, the intraday indicative value only reflects the accrued investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the accrued investor fee accruing during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value of the ETNs will be calculated by ICE Data Indices, LLC (the “IIV calculation agent”) or a successor under the ticker symbol GRN.IV.

In connection with the ETNs, we use the term “intraday indicative value” to refer to the value at a given time on any trading day determined based on the following equation:

Intraday Indicative Value = Closing Indicative Value on the immediately preceding calendar day Í Current Daily Index Factor where:

Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement;

Current Daily Index Factor = The most recent published level of the Index as reported by the index sponsor / the closing level of the Index on the immediately preceding index business day.

The IIV calculation agent is not affiliated with Barclays Bank PLC and does not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The intraday indicative value will be derived from sources deemed reliable, but the IIV calculation agent and its respective suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the ETNs. The IIV calculation agent makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the intraday indicative value or any data included therein. The IIV calculation agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

The IIV calculation agent and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the IIV calculation agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value of the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The IIV calculation agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. The IIV calculation agent is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs. The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative value. See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your ETNs. The actual trading price of the ETNs may be different from their intraday indicative value.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date,” and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below. The record date for the split will be the 9th business day after the announcement date. The closing indicative value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs. Any adjustment of the closing indicative value will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below. The record date for the reverse split will be on the 9th business day after the announcement date. The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs. Any adjustment of the closing indicative value will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split- adjusted ETNs on the 14th business day following the announcement date. For example, if the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4 of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt securities indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Summary—Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement. The terms described in this pricing supplement supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on September 9, 2019, which we refer to as the “inception date.” The ETNs were first issued on September 11, 2019, which we refer to as the “issue date,” and will be due on September 8, 2049.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the calculation agent postpones the final valuation date upon the occurrence or continuance of a market disruption event, then the maturity date will be the fifth business day following the final valuation date, as postponed.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $10. The ETNs were issued in denominations of $50 from, and including, the inception date to, but excluding, June 4, 2021, the effective date of the 5 for 1 split of the ETNs.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

The “closing indicative value” for each ETN on the initial valuation date was equal to $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

Barclays Bank PLC implemented a 5 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the closing indicative value on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula was adjusted to $19.8380, which is equal to the closing indicative value of $99.1899 on June 3, 2021 divided by 5.

The “daily index factor” for each ETN on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” for each ETN on the initial valuation date was equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.75% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the investor fee accumulates over time and is subtracted at the rate of approximately 0.75% per year. Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Barclays Bank PLC implemented a 5 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the investor fee on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula was adjusted to $19.8380, which is equal to the closing indicative value of $99.1899 on June 3, 2021 divided by 5.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

A “trading day” with respect to the ETNs is a day that is an index business day and a business day and a day on which trading is generally conducted on NYSE Arca, in each case as determined by the calculation agent in its sole discretion.

A “valuation date” means each trading day from September 9, 2019 to September 2, 2019, inclusive, subject to postponement due to the occurrence of a market disruption event, such postponement not to exceed five scheduled trading days.

An “index business day” is a day on which the Index is calculated and published by the index sponsor.

The “initial valuation date” for the ETNs is September 9, 2019.

The “final valuation date” for the ETNs is September 2, 2019.

Payment Upon Holder Redemption and Upon Issuer Redemption

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, up to the valuation date immediately preceding the final valuation date, and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN on such date in an amount equal to the closing indicative value. You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. We may from time to time, in our sole discretion, reduce this minimum redemption amount on a consistent basis for all holders of ETNs.

Prior to maturity we may redeem the ETNs (in whole but not in part) at our sole discretion on any business day from and including the issue date to and including the maturity date. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN on the corresponding redemption date in an amount equal to the closing indicative value on the valuation date specified in such notice.

A “redemption date” is:

•	In the case of holder redemption, the redemption date is the second business day following the applicable valuation date (which must be earlier than the final valuation date) specified in your notice of holder redemption. Accordingly, the final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date.

•	In the case of issuer redemption, the redemption date is the fifth business day following the valuation date specified by us in the issuer redemption notice, which will in no event be later than the maturity date.

In the event that payment upon early redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

If we have not delivered notice of our intention to exercise our right to redeem the ETNs, you may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	deliver a notice of holder redemption, in proper form, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of holder redemption, which is attached as Annex B;
•	deliver the signed confirmation of holder redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;
•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price equal to the applicable closing indicative value, facing Barclays DTC 229; and
•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of holder redemption by 4:00 p.m., New York City time, or your confirmation of holder redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

If you elect to redeem your ETNs on a redemption date that is later in time than the redemption date resulting from our subsequent election to exercise our issuer redemption right, your election to redeem your ETNs will be deemed to be ineffective, and your ETNs will instead be redeemed on the redemption date pursuant to such issuer redemption.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem. The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any business day on or from and including the issue date to and including the maturity date. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date on which we intend to redeem the ETNs. In this scenario, the final valuation date will be the date specified by us as such in such notice (subject to postponement in the event of a market disruption event as described below in this pricing supplement), and the ETNs will be redeemed on the fifth business day following such valuation date, but in no event later than the maturity date.

Market Disruption Events

Any commodity or commodity futures contract constituting part of the Index is referred to as an “Index Component” for purposes of this section.

Any of the following will be a “market disruption event” with respect to the Index and any affected Index Component, in each case as determined by the calculation agent in its sole discretion:

•	a material limitation, suspension or disruption of trading in any Index Component included directly or indirectly in the Index;
•	the settlement price for any Index Component included directly or indirectly in the Index is a “limit price,” which means that the settlement price for that contract has increased or decreased from the previous day’s settlement price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility; or
•	failure by the index sponsor to announce or publish the closing level of the Index or of the applicable trading facility or other price source to announce or publish the settlement price or closing level for one or more Index Components.

The following event will not be a market disruption event:

•	a decision by a trading facility to permanently discontinue trading in any Index Component.

If the calculation agent determines that any valuation date (including the final valuation date) is not a scheduled trading day for any Index Component or on any valuation date (including the final valuation date) a market disruption event occurs or is continuing with respect to any Index Component, the calculation agent may in its sole discretion postpone that valuation date to the earlier of (i) the fifth scheduled trading day after the originally scheduled valuation date and (ii) the earliest date that the level, value or price of each Index Component that is affected by a market disruption event or by the non-scheduled-trading day can be determined. If such a postponement occurs, the level, value or price of the Index Components unaffected by the market disruption event or non-scheduled-trading day will be determined on the originally scheduled valuation date and the level, value or price of any affected Index Component will be determined using the settlement level, value or price of that affected Index Component on the first scheduled trading day following the originally scheduled valuation date on which no market disruption event occurs or is continuing for that affected Index Component. In no event, however, will a valuation date be postponed by more than five scheduled trading days. If the calculation agent determines that a market disruption event occurs or is continuing with respect to any Index Component on the fifth scheduled trading day after the originally scheduled valuation date, the calculation agent will determine the level, value or price for the affected Index Component in good faith and in a commercially reasonable manner.

Default Amount on Acceleration

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits.”

If an event of default occurs and the maturity of the ETNs is accelerated, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN, the closing indicative value on the date of acceleration.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of or otherwise fails to publish the Index and the index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued Index (the Index being referred to herein as a “successor index”), then the level of the Index will be determined by reference to the index level of that successor index on any subsequent date as of which the Index level is to be determined. If a successor index is selected by the calculation agent, the successor index will be used as a substitute for the Index for all purposes, and the calculation agent may in its sole discretion adjust any variable described in this pricing supplement, including but not limited to, if applicable, any level (including but not limited to the intraday index level, closing index level, any level derived from the intraday index level or closing index level or any other relevant level on any valuation date) or any combination thereof or any other variable described in this pricing supplement. The calculation agent will make any such adjustment with a view to offsetting, to the extent practical, any difference in the relative levels of the original Index and the successor index at the time the original Index is replaced by the successor index.

If (1) the Index is discontinued or (2) the index sponsor fails to publish the Index, in either case, prior to (and that discontinuance is continuing on) a valuation date and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the value to be used for the level of the Index. The value to be used for the index level will be computed by the calculation agent in the same general manner previously used by the index sponsor and will reflect the performance of the Index through the trading day on which the Index was last in effect preceding the date of discontinuance.

If at any time, there is:

•	a material change in the formula for or the method of calculating the level of the Index or any successor index;
•	a material change in the content, composition or constitution of the Index or any successor index; or
•	a change or modification to the Index or any successor index such that the Index or successor index does not, in the opinion of the calculation agent, fairly represent the level of the Index or successor index had those changes or modifications not been made, then, for purposes of calculating the closing level or intraday level of the Index or that successor index, any payments on the ETNs or making any other determinations as of or after that time, the calculation agent may in its sole discretion make such calculations and adjustments as the calculation agent determines may be necessary in order to arrive at a closing level or intraday level for the Index or that successor index comparable to the Index or that successor index, as the case may be, as if those changes or modifications had not been made, and calculate any payments on the securities with reference to the Index or that successor index, as adjusted.

The calculation agent will make all determinations with respect to adjustments, including any determination as to whether an event that may require an adjustment has occurred, as to the nature of the adjustment and how it will be made. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of DTC.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent after the original issue date of the ETNs without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, index business days, trading days, valuation dates, the daily index factor, the investor fee, the default amount, the level of the Index on any valuation date, the closing indicative value of the ETNs on any valuation date, the maturity date, redemption dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final, conclusive and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the carbon emissions credits underlying Index Component or listed or over-the-counter options, futures or other instruments linked to the Index Components or the Index;
•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices, contracts or carbon emissions credits; or
•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on carbon emissions credits underlying the Index Components or listed or over-the-counter options, futures, or other instruments linked to the level of the Index Components or the Index, as well as other indices designed to track the performance of the Index or other components of the carbon emissions credit market.

The hedging activity discussed above may have an adverse effect on the market value of the ETNs from time to time and the amount payable at maturity or upon early redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and, when read in combination therewith, is the opinion of Davis Polk & Wardwell LLP, our special tax counsel. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This section applies to you only if you are a U.S. Holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income. This section does not apply to you if you are a member of a class of U.S. Holders subject to special rules, such as:

  a dealer in securities;
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
  a financial institution;
  an insurance company;
  a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;
  a “regulated investment company” as defined in Code Section 851;
  a “real estate investment trust” as defined in Code Section 856;
  a partnership or other pass-through entity;
  a person that owns an ETN as part of a straddle or conversion transaction for tax purposes or that has entered into a “constructive sale” with respect to the ETN; or
  a person whose functional currency for tax purposes is not the U.S. dollar.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of your partners and your activities.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions,

all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

You are a U.S. Holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

  a citizen or individual resident of the United States;
  a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia;
  an estate whose income is subject to U.S. federal income tax regardless of its source; or
  a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments. If the ETNs are so treated, you should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, early redemption, or “deemed exchange” as described below. You should generally recognize capital gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. This capital gain or loss should be long-term capital gain or loss if you have held the ETN for more than one year at that time. The deductibility of capital losses is subject to limitations. Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more roll dates or Index rebalance dates under certain circumstances. If the IRS were successful in asserting that a taxable exchange had occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis therein on the relevant roll date or Index rebalance date. Any gain recognized on a deemed exchange should be capital gain. You should consult your tax advisor regarding the possible U.S. federal income tax consequences of Index rolls or rebalancings.

Alternative Treatments

There is no judicial or administrative authority discussing how your ETNs should be treated for U.S. federal income tax purposes. Therefore, the IRS might assert that your ETNs should be treated in a manner that differs from that described above. For example, the IRS might assert that your ETNs should be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. If your ETNs were so treated, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, exchange, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, exchange, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss. Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of your ETNs. For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs.

Moreover, it is possible that the IRS could seek to tax your ETNs by reference to your deemed ownership of the Index components. In this case, it is possible that Code Section 1256 could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the Index would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs, and you would be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain and loss as if the relevant portion of your ETNs had been sold for fair market value).

In addition, in 2007, the U.S. Treasury Department and the IRS released a notice that may affect the taxation of the ETNs. According to the notice, the U.S. Treasury Department and the IRS are actively considering whether the beneficial owner of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the U.S. Treasury Department and the IRS are considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. investors in instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Code Section 1260 might be applied to such instruments.

It is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the

ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal, in the initial distribution. Following the inception date, the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we will sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers may then resell ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs. In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors. Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF HOLDER REDEMPTION

Email or Fax to: etndesk@barclays.com or 212-412-1232

Subject: iPath® Series B Carbon ETN, Notice of Holder Redemption, CUSIP No. 06747C322

[BODY OF EMAIL]

Name of holder: [ ]

Number of ETNs to be redeemed: [ ]

Applicable Valuation Date: [ ], 20[ ]

Contact Name: [ ]

Telephone #: [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF HOLDER REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Email: etndesk@barclays.com

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, iPath® Series B Carbon ETN (the “ETNs”), CUSIP No. 06747C322, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 229 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

______________________________________
Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption: ____________________________________________

DTC # (and any relevant sub-account): ____________________________________________
Contact Name:
Telephone:

(You must redeem at least 5,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1